CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 to the Registration Statement on Form N-6 of our report dated February 24, 2005 relating to the consolidated financial statements of the National Life Insurance Company for the years ended December 31, 2004 and 2003 and our report dated April 15, 2005 relating to the financial statements of the National Variable Life Insurance Account for the year ended December 31, 2004, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.





Boston, Massachusetts
April 29, 2005